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EXHIBIT 10.3

                           [OVERHILL FARMS LETTERHEAD]



April 3, 2003

Mr. John Steinbrun:

This letter confirms the terms of your employment with Overhill Farms, Inc. (the "Company") as Senior Vice President - Chief Financial Officer. Your employment will begin on April 1, 2003, and continue for one year thereafter.

Your salary will be $225,000 annually, payable in semi-monthly or other installments in accordance with the Company's practice for other executive employees. You will receive an automobile allowance of $600 per month. In addition, you will be eligible to receive a discretionary bonus based on your performance, as determined by the Board of Directors. You will be eligible to participate in the company employee benefit plan, a copy of which has been provided to you. You will also be entitled to two weeks paid vacation during the first year of your employment.

Additionally, you will be granted options to purchase 50,000 shares of the Company's common stock pursuant to the Company's 2002 Employee Stock Option Plan (the "Plan"). The options will be "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended. The options will be fully-vested at the time of grant and may be exercised at anytime during the five year period ending on the fifth anniversary of the date of grant, subject to any mandatory limitations set forth in the Plan. The exercise price of the options will be $.70 per share.

The Company understands that you currently are a shareholder and manager of Steinbrun Hughes and Assoc. You may devote time to Steinbrun Hughes and Assoc. business to the extent that such activities do not conflict with the performance of your duties hereunder. Notwithstanding the foregoing, your employment with the Company shall require sufficient time and attention as typically required by full time employees in your position.

Your employment will be guaranteed for a period of one year. The Company may elect to terminate your employment without cause prior to the expiration of such one-year period on ten days' prior written notice, provided that the Company delivers to you with such notice a check for the entire balance of your salary for this guaranteed one-year period.

Your employment relationship with us will be governed by and interpreted in accordance with the laws of the State of California. This letter represents the only agreement with respect to you employment with the Company in effect between you and the Company as of the date of this letter.


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John Steinbrun

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                                               Sincerely,

                                               Overhill Farms, Inc.

                                               By:  /S/ JAMES RUDIS
                                                    ---------------------------
                                                    Jim Rudis
                                               Its:  President




                                               Agreed:

                                               By:  /S/ JOHN L. STEINBRUN
                                                    ----------------------------
                                                    John L. Steinbrun



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